Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
      email: chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Elects Nancy Ham
to the Board of Directors

Houston, TX, May 16, 2023 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, announced today that Ms. Nancy Ham was elected to serve on the Company’s Board of Directors  (“Board”) during the Company’s Annual Shareholders’ Meeting held on May 16, 2023, with her service effective on the same date.

Ms. Ham is the former Chief Executive Officer and Director of WebPT, a national provider of billing systems and electronic medical record solutions, where she served in such roles from 2016 through 2021. Prior to WebPT, from 2005 through 2016, Ms. Ham served as Chief Executive Officer and/or President of four companies involved in various aspects of the health care technology industry, serving hospitals, rehabilitation providers and health plans. Ms. Ham currently serves as a director of HST Pathways, a leading provider of software solutions to health care providers, Blue Cross Blue Shield of Arizona, a health insurance company, and Power Wellness, a medical fitness company. She is also an Advisory Board Member of Madison Dearborn Partners, LLC, a private equity firm focused on healthcare technology services, HLM Ventures, a venture capital firm also focused on health care technology services, and LRV Health, a venture capital firm focused on health care technology.

Edward Kuntz, Chairman of the Board, stated, “On behalf of the Board of Directors, I am delighted to welcome Nancy as a new independent director.  I am confident that she will bring valuable insight and perspective to the Board.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 649 outpatient physical therapy clinics in 40 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 34 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.